Exhibit 99.1

Federated Completes Second Credit Card Receivables Transaction with Citigroup

CINCINNATI--(BUSINESS WIRE)--May 1, 2006--Federated Department Stores, Inc. (NYSE:FD)(NYSE Arca:FD) today announced it has completed a second transaction related to its previously announced sale of Federated and May Department Stores Company credit card receivables to Citigroup.

Today's transaction, covering receivables that Federated has repurchased from General Electric Capital Corporation entities, yielded a pre-tax gain of approximately $179 million ($112 million after tax). These proceeds will be used to repay short-term debt associated with Federated's acquisition of May Company, which was completed on Aug. 30, 2005.

Under the terms of an agreement announced in June 2005, Citigroup will purchase all Federated and May Company credit receivables in several separate transactions at a premium of approximately 11.5 percent. In total, these transactions are expected to produce after-tax proceeds of approximately $4.6 billion.

A first transaction completed in October 2005, which included Federated's owned proprietary credit and Visa receivables, yielded after-tax proceeds of approximately $2.7 billion after eliminating approximately $1.2 billion of outstanding receivables-backed debt.

In addition, prior to Aug. 30, 2006, Federated will sell to Citigroup the May Company credit portfolio, which included approximately $1.8 billion in receivables at Jan. 28, 2006.

Federated's Financial, Administrative and Credit Services (FACS) division, headquartered in suburban Cincinnati, will continue to manage key customer service functions, and no job losses are expected as a result of the transactions. No changes are planned to Federated's loyalty reward programs, and customers should continue to use their cards in the same manner as they do today.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be more than $27 billion. Federated operates more than 850 department stores and more than 720 bridal and formalwear stores in 49 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, The Jones Store, David's Bridal, After Hours Formalwear and Priscilla of Boston. The company also operates macys.com and Bloomingdale's By Mail.

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)

CONTACT: Federated Department Stores, Inc. Media - Jim Sluzewski, 513-579-7764. Investor - Susan Robinson, 513-579-7780. .. SOURCE: Federated Department Stores, Inc.